Exhibit 8.1

The particulars of the Company’s subsidiaries as of December 31, 2024 are set forth below:

		Attributable equity interests
Name of company	Jurisdiction	Direct	Indirect
Guangxi Yuchai Machinery Company Limited	People’s Republic of China (“PRC”)	—	76.4%
Guangxi Yuchai Foundry Company Limited (Formerly known as Guangxi Yuchai Accessories Manufacturing Company Limited)	PRC	—	76.4%
Guangxi Yuchai Exhaust Technology Co., Ltd.	PRC	—	76.4%
Guangxi Yuchai Mould Equipment Company Limited (Formerly known as Guangxi Yuchai Equipment Mould Company Limited)	PRC	—	76.4%
Guangxi Yuchai Machinery Sales and Marketing Development Co., Ltd. (Formerly known as Guangxi Yuchai Machinery Monopoly Development Co., Ltd.)	PRC	—	54.9%
Jining Yuchai Engine Company Limited	PRC	—	76.4%
Hangzhou Yuchai Machinery Monopoly Company Limited	PRC	—	54.9%
Nanchang Yuchai Marketing Company Limited	PRC	—	54.9%
Xiamen Yuchai Machinery Monopoly Company Limited	PRC	—	54.9%
Suzhou Yuchai Machinery Monopoly Company Limited.	PRC	—	54.9%
Urumqi Yuchai Machinery Monopoly Company Limited (Formerly known as Wulumuqi Yuchai Machinery Monopoly Company Limited)	PRC	—	54.9%
Xian Yuchai Machinery Monopoly Company Limited	PRC	—	54.9%
Hefei Yuchai Machinery Monopoly Company Limited	PRC	—	54.9%
Shijiazhuang Yuchai Machinery Monopoly Company Limited	PRC	—	54.9%
Jinan Yuchai Machinery Monopoly Company Limited	PRC	—	54.9%
Chongqing Yuchai Machinery Monopoly Company Limited	PRC	—	54.9%
Nanjing Yuchai Automobile Service Co., Ltd	PRC	—	54.9%(1)
Wuhan Yuchai Machinery Monopoly Development Co., Ltd.	PRC	—	54.9%
Guangxi Yuchai Crankshaft Co., Ltd.	PRC	—	76.4%
Guangxi Yulin Hotel Company Limited	PRC	—	76.4%
Guangxi Shang Lin Food Co., Ltd.	PRC	—	76.4%
Yuchai Simlan Technology Co., Ltd. (Formerly known as Yuchai Xin-Lan New Energy Power Technology Co., Ltd. )	PRC	—	67.0%
Guangxi Yuchai Marine and Genset Power Co., Ltd. (Formerly known as Guangxi Yuchai Deyou Engine Co., Ltd.)	PRC	—	71.4%(2)
Guangxi Yuchai Deyou Engine Systems Co., Ltd.	PRC	—	71.4%(3)
Yuchai Cynland (Jiangsu) Hyentech Co., Ltd. (Formerly known as Yuchai Xin-Lan (Jiangsu) Hydrogen Energy Technology Co., Ltd. and Jiangsu UniTrump Power Technology Co., Ltd.)	PRC	—	67.0%
Yuchai Power System (Thailand) Co., Ltd.	Thailand	—	76.4%
Guangxi SKY Cloud Technology Co., Ltd. (Formerly known as Guangxi Xing Yun Cloud Technology Co., Ltd.)	PRC	—	76.4%
Guangxi Yulin SKY Cloud Technology Co., Ltd.	PRC	—	76.4%(4)
Guangzhou Tongju Commerce and Trade Company Limited	PRC	—	54.9%
Hunan Yuchai Machinery Industry Company Limited	PRC	—	54.9%
Shanghai Yuchai Jidian Marketing Company Limited	PRC	—	54.9%(5)
Shenyang Yuchai Marketing Company Limited	PRC	—	54.9%
Lanzhou Yuchai Marketing Company Limited	PRC	—	54.9%
Beijing Jingdu Yuchai Trade Company Limited	PRC	—	54.9%
Baotou Yuchai Machinery Monopoly Company Limited	PRC	—	54.9%
Taiyuan Yuchai Machinery Monopoly Company Limited	PRC	—	54.9%
Guiyang Yuchai Machinery Monopoly Company Limited	PRC	—	54.9%
Zhengzhou Yuchai Marketing Company Limited	PRC	—	54.9%
Hainan Yuchai Marketing Company Limited	PRC	—	54.9%
Harbin Yuchai Marketing Company Limited	PRC	—	54.9%
Sichuan Yuchai Machinery Industry Company Limited	PRC	—	54.9%
Yunnan Yuchai Machinery Industry Company Limited	PRC	—	54.9%
Yulin Yuchai Machinery Industry Development Co., Ltd.	PRC	—	54.9%
YC Europe Co., Limited	Hong Kong	—	57.3%
YC-Europe GmbH	Germany	—	57.3%
Grace Star Services Ltd.	British Virgin Islands (“BVI”)	—	100.0%
Venture Delta Limited	BVI	—	100.0%
Hong Leong Technology Systems (BVI) Ltd.	BVI	100.0%	—
Cathay Diesel Holdings Ltd.	Cayman Islands	100.0%	—
Goldman Sachs Guangxi Holdings (BVI) Ltd.	BVI	100.0%	—
Tsang & Ong Nominees (BVI) Ltd.	BVI	100.0%	—
Youngstar Holdings Limited	BVI	100.0%	—
Earnest Assets Limited	BVI	100.0%	—
Constellation Star Holdings Limited	BVI	100.0%	—
HL Global Enterprises Limited	Singapore	—	48.9%(6)

(1)
Nanjing Yuchai Automobile Service Co., Ltd. was incorporated in April 2024 with a registered capital of RMB 5 million. It is a wholly owned subsidiary of Guangxi Yuchai Machinery Sales and Marketing Development Co., Ltd., for engine part and component sale and distribution business.

(2)
In June 2024, two equity schemes in respect of equity interest in MGP were approved and implemented by MGP and Yuchai, aiming to maintain the stability of the management and key personnel and enhance the cohesion and market competitiveness. Pursuant to these two equity schemes, MGP issued additional shares to the selected participants from Yuchai and its subsidiaries (including MGP) who contributed an aggregate amount of RMB 82.9 million (US$11.6 million) for the subscription of approximately 6.54% of the enlarged equity interest of MGP. For more details, see “Item 6. Directors, Senior Management and Employees — B. Compensation — Share Ownership." Upon the implementation of these two equity schemes, Yuchai's equity interest in MGP reduced from 100% to 93.46% and CYI's effective equity interest in MGP decreased from 76.4% to 71.4%.

(3)
Guangxi Yuchai Deyou Engine Systems Co., Ltd. is a wholly-owned subsidiary of MGP, incorporated in December 2021. Its effective equity interest decreased from 76.4% to 71.4% following the decrease of CYI's equity interest in MGP.

(4)
Guangxi Yulin SKY Cloud Technology Co., Ltd. was incorporated in August 2024 with a registered capital of RMB 3 million. It is a wholly-owned subsidiary of Guangxi SKY Cloud Technology Co., Ltd. to carry out digitization business for Yuchai group of entities and other enterprises.

(5)
In February 2025, Shanghai Yuchai Jidian Marketing Company Limited ("Shanghai Jidian"), which had been dormant for many years, was approved to increase its registered capital from RMB 300,000 to RMB 10 million. It is intended to serve as a platform for introducing new business partners to leverage Yuchai's strong brand influence while maximizing the partners' established business channels and costumer resources, in particular for export sales. Following the registration of the capital increase and the addition of three new shareholders in March 2025, Shanghai Jidian ceased to be a subsidiary of Yuchai and the Company's equity holding in Shanghai Jidian has reduced from 54.9% to 16.5%.

(6)
We consolidate HLGE as a subsidiary, as we are able to govern the financial and operating policies of HLGE. As of February 29, 2025, our shareholding interest in HLGE was 48.9%.

Note:

In February 2025, Guangxi Yuchai Exhaust Technology Co., Ltd. ("YETC") established a 51% subsidiary, Guangxi Yufu Technology Co., Ltd., with its supplier of urea injection unit, Lotusfairy Power Technologies Corporate. This subsidiary was incorporated with a registered capital of RMB 10 million for production of intelligent urea pumps for engines.